EX-10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of January 1, 2010.

BETWEEN:

Emeritus Corporation, a corporation duly incorporated under the laws of the State of Washington;

(“Emeritus")

AND:

Raymond R. Brandstrom, Jr., an individual,

(the "Executive")

WHEREAS: Executive has been employed by Emeritus most recently as Executive Vice President of Finance and Chief Financial Officer;

WHEREAS:  Executive will resign his current position;

WHEREAS:  Executive and Emeritus wish to formally record the terms and conditions upon which the Executive will remain employed by Emeritus, and each of Emeritus and the Executive have agreed to the terms and conditions set forth in this Agreement, as evidenced by their execution hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

CONTRACT FOR SERVICES

1.1
Engagement of Executive.  Subject to earlier termination of  Employment as hereinafter provided, Emeritus hereby agrees to employ the Executive as Vice Chairman of the Board and as a Director in accordance with the terms and provisions hereof. The Executive shall perform his duties hereunder in Seattle, Washington, at Emeritus’s corporate headquarters. However, Executive acknowledges and agrees that the performance of his duties hereunder may require significant domestic and some international travel.  Notwithstanding the foregoing, Executive shall not serve as or be considered an Officer of Emeritus during the term of this Agreement.

1.2	Term. Unless terminated earlier in accordance with the provisions hereof, the term of employment under this Agreement shall commence on January 1, 2010 (the "Effective

Date") and shall continue until December 31, 2014, unless terminated by either party as provided herein (the "Term").

1.3
Duties.  During the Term of this agreement and unless and until otherwise agreed the Executive shall be considered employed on a full time basis and shall devote as much time and attention to the duties reasonably requested by Emeritus, as he and Emeritus reasonably determine appropriate. The Executive agrees and undertakes to inform the board of directors of Emeritus, (the “Board”) immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Executive and Emeritus.  The services hereunder shall be provided on the basis of the following terms and conditions and as set forth in Emeritus’s By-Laws, which are incorporated here by reference:

ARTICLE 2

COMPENSATION

2.1	Compensation.

(a)	As compensation for services rendered by the Executive during the Term, the Executive shall be paid an annualized salary (the "Salary") according to the following schedule:

From January 1, 2010 through December 31, 2010, his Salary will be equal to his 2009 base salary of $295,750;

From January 1, 2011 through December 31, 2011, his Salary will be 69% of his 2009 base salary, or $203,931;

From January 1, 2012 through December 31, 2012, his Salary will be 51.7% of his 2009 base salary or $152,948.

From January 1, 2013 through December 31, 2014, his Salary will be $100 per year.

Executive shall not be entitled to any additional pay for overtime hours. The Salary shall be paid to the Executive in accordance with Emeritus’s general policies and procedures, but no less than once per month. Except as specifically set forth herein, the Salary includes any and all payments to which the Executive is entitled from Emeritus hereunder and under any applicable law, regulation or agreement.

Unless modified by mutual agreement in the manner set forth herein, Executive will be deemed to have resigned as of December 31, 2014, and will no longer be an employee as of that date.

(b)
Emeritus will deduct from Executive's Salary and any other amounts payable to Executive under this Agreement all applicable taxes, charges or other withholdings required by applicable law in any applicable territory, or otherwise properly authorized by Executive.

(c)	Executive shall be paid the incentive compensation to which he is entitled under applicable Emeritus Plans in respect of services performed in 2009.

(d)
If Executive is compensated for his services as an employee, consultant, and/or independent contractor by CPM Group, Inc. and/or affiliates prior to December 31, 2012, Executive’s Salary shall be reduced by fifty percent (50%) of the amount of that compensation but shall not be less than zero.  Executive acknowledges an affirmative obligation on his part to notify Emeritus and the Board immediately upon receiving any compensation that may be subject to this paragraph.

2.2	Stock Options.

(a)	As long as Executive remains a Director, he shall receive Emeritus common stock equivalent to the annual outside director grant under Emeritus’s employee stock option plan.

(b)	At such time as Executive is no longer an employee, all granted stock options shall vest and Executive will have two years to exercise options.

(c)
In lieu of stock option awards that have been earned but have not been not granted to Executive due to Executive's contemplated earlier retirement, Executive shall be paid $139,000 in cash, which amount will be grossed up for federal income taxes payable by Executive with respect to such amount.

2.3
Expenses.  The Executive will be reimbursed by Emeritus for all reasonable business expenses actually incurred by the Executive in connection with his duties, within previously approved budgets, upon submission of a monthly statement of expenses. The Executive shall bear any tax payments resulting from the aforesaid, to the extent applicable. Notwithstanding the above, any expense exceeding $5,000 shall require Emeritus's approval in advance.

2.4	Benefits.

(a)
Executive and his children shall be covered by the Emeritus Executive Benefit Plan (“Plan”) from January 1, 2010 through December 31, 2013.  This Plan provides full medical coverage for Executive and his dependants, $250,000 of supplemental life insurance coverage paid by Emeritus and the Top Hat/Non-Qualified deferred compensation plan with a company match of an amount equal to the amount awarded other executives under the Top Hat/Non-Qualified deferred compensation plan and ability to defer up to 25% of compensation and bonuses. Should any improvements be made to the Plan, Executive at his election is entitled to participate and Emeritus shall adjust his compensation to cover any additional costs, if any.

(b)	In the event of Executive’s death during the Term of this Agreement, his children will be entitled to coverage under COBRA for 36 months thereafter.

(c)
During the Term of this Agreement, Executive shall be entitled to: (1) the Plan medical and dental insurance; (2) the Plan Life Insurance; (3) LTD Insurance; (4) Emeritus-paid parking at company headquarters; and (5) $500/month automobile allowance.

(d)
At the expiration of the Term of this Agreement, if Executive elects continued coverage under COBRA for himself and/or his family, Emeritus shall pay the cost of such continued coverage for a period of eighteen (18) months.

2.5
Deductions.  The Executive acknowledges that all payments by Emeritus in respect of the services provided by the Executive shall be net of all amounts which Emeritus as employer is required to deduct or withhold from Salary or other payments to an executive in accordance with the statutory requirements (including, without limitation, income tax, employee contributions and unemployment insurance contributions) of any applicable jurisdiction (including, without limitation, the law of the State of Washington).

ARTICLE 3

CONFIDENTIALITY

3.1
Maintenance of Confidential Information.  The Executive acknowledges that in the course of employment hereunder the Executive will, either directly or indirectly, have access to and be entrusted with information (whether oral, written or by inspection) relating to Emeritus or its subsidiaries, affiliates, associates or customers (the "Confidential Information"). For the purposes of this Agreement, "Confidential Information" includes, without limitation, any and all trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable.  The Executive acknowledges that the Confidential Information constitutes a proprietary right, which Emeritus is entitled to protect.  Accordingly the Executive covenants and agrees that during the Term and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Executive, the Executive will keep in strict confidence the Confidential Information and shall not, without prior written consent of Emeritus, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

3.2
Exceptions.  The general prohibition contained in Section 3.1 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that:

(a)	is available to the public generally in the form disclosed;

(b)	becomes part of the public domain through no fault of the Executive;

(c)	is already in the lawful possession of the Executive at the time of receipt of the Confidential Information; or

(d)
is compelled by applicable law to be disclosed, provided that the Executive gives Emeritus prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

3.3
Fiduciary Obligation. The Executive declares that the Executive's relationship to Emeritus is that of fiduciary, and the Executive agrees to act towards Emeritus and otherwise behave as a fiduciary of Emeritus.

ARTICLE 4
NON-COMPETITION

4.1
Non Competition. With the exception of Executive’s involvement with CPM Group, Inc., and/or affiliates which is expressly allowed under this Agreement, Executive will remain subject to the Noncompetition Agreement dated as of September 29, 1995 between Executive and Emeritus, and Executive agrees and undertakes that he will not, so long as he is employed by Emeritus and for a period of 24 months following termination of his employment for whatever reason, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that is active in any field in which Emeritus operates or holds Proprietary Information, currently or at any time until the termination of the Agreement, provided, however, that Executive may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time five percent (5%) of any class of stock or securities of such Association, so long as he has no active role in the publicly owned and traded Association as director, employee, consultant or otherwise.

4.2
Conflict of Interest: Executive acknowledges that he maintains an affirmative obligation to continue to notify Emeritus and the Board in each and every case that it is apparent that activities or investments in which he is engaged could pose a conflict of interest with Emeritus, whether or not permitted under Section 4.1 above.

4.3
No Solicitation. Executive agrees and undertakes that during the period of his employment and for a period of 24 months following termination, he will not, directly or indirectly, including personally or in any business in which he is an officer, director or shareholder, for any purpose or in any place, employ any person  (as an employee or consultant) employed by Emeritus at such time or during the preceding twelve months, unless such person has been terminated by Emeritus, provided however, that such person who is terminated by Emeritus may be employed by Executive as described above only after the expiration of twelve months after the effective date of such termination.

ARTICLE 5
TERMINATION

5.1
At all times during the term of Executive’s employment under this Agreement, Emeritus shall be entitled to terminate Executive’s employment for “cause” upon written notification to Executive of the grounds for termination.   If Executive’s employment is terminated for “cause," Executive will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination.  As used in this Agreement, the term "cause" shall be limited to acts of embezzlement, fraud, conviction of a felony, plea of guilty or nolo contendere to a felony charge.  Emeritus shall give Executive written notice prior to terminating Executive’s employment based upon a breach of this Agreement, setting forth the exact nature of any alleged breach and the conduct required to cure such breach.  Executive shall have fourteen (14) days from the giving of such notice within which to cure.

ARTICLE 6
MUTUAL REPRESENTATIONS

6.1
Executive represents and warrants to Emeritus that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and (ii) do not require the consent of any person or entity.

6.2
Emeritus represents and warrants to Executive that this Agreement has been duly authorized, executed and delivered by Emeritus and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound, and (ii) do not require the consent of any person of entity.

6.3
Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

ARTICLE 7

NOTICES

7.1
Notices.  All notices required or allowed to be given under this Agreement shall be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a)	in the case of Emeritus, to:

Attn: Granger Cobb

President & Co-CEO

Emeritus Corporation

3131 Elliott Avenue, Suite 500

Seattle, WA  98121

With a copy to:
Daniel Baty
Chairman & Co-CEO
Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, WA  98121

(b)	in the case of the Board, to:

Rob Marks, Compensation Committee Chair
Marks Ventures, LLC
35 Mason Street, 3rd Floor
Greenwich, CT  06830

(c)	and in the case of the Executive, to the Executive's last residence address known to Emeritus.

7.2	Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

ARTICLE 8

GENERAL

8.1
Entire Agreement.  As of the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the employment of the Executive by Emeritus are null and void.  The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

8.2
Further Assurances.  Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

8.3	Waiver. No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

8.4	Amendments in Writing. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

8.5
Assignment.  Except as herein expressly provided, the respective rights and obligations of the Executive and Emeritus under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, enure to the benefit of and be binding upon the Executive and Emeritus and their permitted successors or assigns.  Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.6
Severability.  In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

8.7	Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

8.8
Number and Gender.  Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

8.9	Time. Time shall be of the essence of this Agreement.

8.10
Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Washington applicable therein, and each of the parties hereto expressly agrees to the jurisdiction of the courts of the State of Washington.

8.11	Enurement. This Agreement is intended to bind and enure to the benefit of Emeritus, its successors and assigns, and the Executive and the personal legal representatives of the Executive.

8.12
Attorneys Fees.  In the event of any litigated dispute between or among any of the parties to this Agreement, the reasonable legal fees and expenses of the party successful in such dispute (whether by way of a decision by a court or other tribunal) will be paid promptly by the unsuccessful party upon presentation by the successful party of an invoice therefor.

8.13	Disputes

(a)
Except as expressly set forth elsewhere in this Agreement, it is mutually agreed between the parties that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy (thereinafter referred to as “dispute”)

involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of Executive’s employment with Emeritus. It is the intention of the parties that the arbitration award will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms.

(b)
The arbitrator shall be chosen from a list provided by the American Arbitration Association and the Arbitration shall be conducted before a single arbitrator in Seattle, Washington, pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. Emeritus shall bear all expenses of the arbitration.  Each party shall be responsible for the costs of their own attorneys and related costs (expert witnesses, exhibits, etc.), except to the extent that the arbitrator awards attorneys’ fees as part of the arbitration decision.

(c)
The arbitrator shall not have jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms hereof. The arbitrator’s sole authority shall be to interpret or apply any provision(s) of this Agreement.

(d)
The parties agree that the provisions hereof, and the decision of the arbitrator with respect to any dispute, shall be the sole and exclusive remedy for any alleged breach of this Agreement or the employment relationship. The parties hereby acknowledge that since arbitration is the exclusive remedy, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement and that the decision of the arbitrator shall be a complete defense of any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any dispute which is subject to arbitration as herein set forth. The arbitration provisions hereof shall, with respect to any dispute, survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date and year first above written.

EMERITUS CORPORATION

By:  /s/ Granger Cobb

        Granger Cobb

Title:  President and Co-CEO

/s/ Raymond R. Brandstrom  __________

Raymond R. Brandstrom   (Executive)